Storage Leasing Contract

Contract No. 201107001X

The contract is signed by the following parties on 1st July, 2011 in Shanghai, China.
Walker Resources Recycling Co., Ltd.

A company established and existing according to the Chinese law.

Address:

Building 5 A No.307 Sunshine apartment Shuishangdong Road, Nankai District, Tianjin.(“Party A”)

GKE (Shanghai) Metal Logistics Co., Ltd.

A company established and existing according to the Chinese law.

Address:

No.215 Huashen Road, Waigaoqiao Bonded Zone, Shanghai. (“Party B”)

Both parties agree on the following clauses on the principle of equality and mutual beneficial through friendly consultations according to Chinese laws.

Ⅰ. Goods

Party B should provide Party A the service in Clause Ⅱ of the following goods during the term of the contract.
Copper Cathodes and other metals

Ⅱ. Service of Party B

2.1 Declaration and shipment of the goods

Party B should handle the declaration and inspection procedures of Party B’s goods.

Party B should take delivery of the goods in port.

Party B should be responsible for the inland transportation.

2.2 Storage of goods

2.2.1 Storage period: From 1st July, 2011 to 30th June, 2016.

2.2.2 Storage place: Waigaoqiao Bonded Zone or Yangshan Bonded Zone

2.2.3 Party B promises strictly to make sure the integrity and security of the goods and provide high quality, efficient, convenient and thoughtful service in order to satisfy the requirements of Party A.

2.2.4 Procedures of entering the warehouse and out of the warehouse

Entering the warehouse:

Party A should provide Party B original documents and other related information about declaration. Party B should arrange warehousing after declaring. Before storage of goods, Party A should provide the original code to Party B, and Party B should confirm the information of varieties, quantities and packing of goods and then give Party A the written warehousing confirmation.

Out of the warehouse

(1)	After receiving the notice with official seal issued by Party A (original and copy has the same legal effect), Party B should issue “instruction of out of warehouse” according to the notice.

(2)
Party A should take delivery of the goods before expiration of the storage period, and should indicate the ID card number and driving license number of the delivery man before taking the goods. Party A should inform the delivery man to show his/her ID card, driving license or other valid certification and the original” instruction of out of warehouse” when taking the goods. If Party A fails to take delivery of the goods before expiration of the storage period, Party B will charge the extra fare according to the actual storage period and charging standard.

2.2.5 If Party A fails to pay the full payment, Party B has the lien right about the goods whose value is higher than 10% of unpaid amount.

Ⅲ. Service fee and payment

3.1 Party B’s service fee (including agency fee, shipment fee, warehousing fee and so on) should be paid monthly according to the charging standard (see the appendix of the contract). Party A should pay within 10 business days after receiving the invoice issued by Party B. If Party A delays to pay, then 0.1% of amount per day is charged.

3.2 Content under Clause 3.1 doesn’t affect Party B’s right that requires Party A to pay other compensation and payables, and doesn’t affect Party B to take other remedial measures because of breach of contract.

3.3 As for other costs and expenses under the contract, including but not limited fees charged by the customs or any other government office, demurrage paid to the third party and other fees. Party B should provide to Party A the spending list and related certifications and Party A should pay within 10 business days after receiving above documents. Party A should put forward in written during the above 10 business days period if they has any question or objection. If not, it should be regarded as Party A’s agreement. Party B has the right to ask Party A to pay in advance through a written notice at any time. If the confirmation person confirmed the fees changes or quits, but the original emails or documents that have been confirmed are still valid, Party A should notify Party B a new confirmation person.

Ⅳ. Obligation and responsibility of Party A

4.1 Party A should comply with Customs Law of China and other relevant regulations. Otherwise, Party A is willing to bear the legal liability.

4.2 Party A should provide all documents required by declaration and inspection procedures (including copy of B/L, invoice, packing list, origin certificate, quality certificate, content table, pricing list, trend chart, declaration, goods list and other documents) and be responsible for authenticity, accuracy and integrity of the documents. Party A is responsible for assisting the customs in inspection and bearing the related fees.

4.3 Party A should provide import and export certifications that must provided by itself or other domestic users.

4.4 Party A should pay timely the service fees, fees paid upfront by Party B, as well as delayed payment and all kinds of penalty imposed by the customs. Party B is not responsible for any liability.

4.5 Party A should bear the cargo insurance and cover enough insurance for its storage goods.

4.6 Party A should promise the quantity, name and other information of goods stored in Party B’s warehouse is the same as actual situation. Party A should bear the liability itself because of incorrect and untrue information. If Party B suffers losses because of accepting such good without knowing, Party A should bear not only corresponding legal responsibility but also additional costs because of the differences between documents and goods.

4.7 Party A should abide strictly the management regulations and storage procedures of Party B’s warehouse. Party A represents and warrants that Party A won’t require Party B to store any explosive, corrosive and dangerous goods or goods are in violation of law. If Party A violates the foregoing statement, Party B has the right to request Party B to bear the responsibility for compensation and refuse to accept any goods without conformity with regulations.

4.8 If the parties decide not to renew the contract after expiration, Party A should continue to pay the storage fees on a daily basis until the goods are all out of the warehouse.

4.9 If losses or damages of goods happen caused by force majeure, changes of cargos or exceeding warranty period during storage period, Party A should bear the liability.

4.10 Party A should inform Party B through a written notice within 30 days if Party A requires terminating the contract. The contract is terminated based on Part B’s agreement and settlement.

Ⅴ. Obligation and responsibility of Party B

5.1 Party B is responsible for safekeeping Party A’s documents that have been received.

5.2 Party B should keep connection with Party A and inform the declaration progress during the declaration procedures.

5.3 Party B should handle the storage procedures in accordance with the contract requirements.

5.4 Party B should inform Party A through a written notice within 30 days if Party B requires terminating the contract.

5.5 Party B has the right to designate one or more agents or subcontractors who fulfill Party B’s obligations without informing.

Ⅵ. Disclaimer liability and compensation

6.1 Party B is not responsible for related losses, damages, costs and expenses because of the following situations. If Party A needs to bear responsibilities to any third party because of the following situations, Party B is also not responsible for performing related liabilities under the contract:

6.1.1 Goods are damaged or lost because of force majeure.

6.1.2 Related liabilities and losses caused by characteristics and qualities of goods and nature.

6.1.3 Storage goods are sealed up and seized by any government authority or restricted to any sentence, rule or command of any government authority.

6.1.4 Lien of storage goods according to the contract.

6.2 Party A should protect, indemnify and promise that Party B is not responsible for losses, damages, costs, expenses and liabilities to the third party because of the following situations.

6.2.1 Party A is not the legal owner or its authorized agent or representative of the storage goods.

6.2.2 Storage goods or their packaging contain insects, parasites or contaminated and radioactive goods. Party A knows the dangerous situations about the goods but fails to inform Party B.

6.2.3 Storage goods are forbidden importing and exporting by Chinese law, or storage goods are limited to import and export by Chinese law but fails to get permit or approval.

6.2.4 All costs about taking the wrong delivery because of wrong instructions.

Ⅶ. Contract period and termination

7.1 The contract will take effect since it is signed and will be valid for 5 years. It will be automatically extended without both parties’ doubt after the expiration of the contract. If any party has no intention to continue the contract after expiring, then he/her should inform the other party through a written notice within 30 days.

7.2 If Party A is lack of any payable over 30 days, Party B has the right to terminate the contract at any time, which affects nothing to Party B’ claim in accordance with the law.

7.3 The termination of contract doesn’t affect the request rights of service fees, prepay fees, overdue fine and compensation before the termination.

Ⅷ. Others
8.1 Formation, existence, interpretation, performance, effectiveness and other aspects of the contract applied to Chinese laws.

8.2 Any dispute arising out of or in connection with the contract should be referred to arbitration in Shanghai in accordance with arbitration regulations of the China International Economic and Trade Arbitration Commission. The arbitration is the final rule and has constraint on both parties.

8.3 The contract will be valid for one year since the date of signing. If both parties don’t put forward objections on the date of expiration, then the contract should continue to be effective for one year. The contract should be in duplicate and each party holds one.

This page is a signature page, no text.

Walker Resources Recycling Co.,Ltd
By:
Name:
Title:

GKE (Shanghai) Metal Logistics Co.,Ltd.
By:
Name:
Title: